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                  PLAN OF REORGANIZATION AND EXCHANGE AGREEMENT

        This Plan of Reorganization and Exchange Agreement (the "Agreement") is entered into as of September 10, 1999 by and among Belvedere Capital Partners LLC ("Belvedere"), as general partner and on behalf of the California Community Financial Institutions Fund Limited Partnership, (the "Fund"), and California Community Bancshares, Inc., a Delaware corporation, ("CCB Delaware").

                                    RECITALS

     A. The parties desire to organize CCB Delaware as a holding company to facilitate potential future acquisitions and for other sound business reasons.

     B. Accordingly, the shares of California Community Bancshares, a California corporation (formerly Placer Capital Co.) ("CCB California"), a wholly-owned subsidiary of the Fund, will be transferred to CCB Delaware solely in consideration of the issuance of voting shares of CCB Delaware, at the rate of
2.4605 shares of CCB Delaware common stock for each outstanding share of CCB California common stock (the "Exchange Rate") with the result that CCB Delaware will own one hundred percent (100%) of the issued and outstanding shares of CCB California. CCB California, in turn, owns all of the shares of Placer Sierra Bank. Immediately after this transaction, the Fund will own one hundred percent (100%) of the issued and outstanding shares of CCB Delaware.

     C. This exchange is intended to qualify as a tax free reorganization under
Section 368 (a)(1)(B) of the Internal Revenue Code of 1986 (the "Code") and a tax free exchange under Section 351 of the Code.

     D. As of the date hereof, CCB California has issued and outstanding a total of 5,300,000 shares of no par value common stock.

                                    AGREEMENT

     Section 1. EXCHANGE OF SHARES AND CONVERSION OF OPTIONS.

     1.1 STOCK OF CCB DELAWARE. On the Effective Date, CCB Delaware shall issue to the Fund 13,040,650 shares of its voting common stock in consideration of the transfer to CCB Delaware of all of the issued and outstanding shares of the common stock of CCB California.

     1.2 STOCK OF CCB CALIFORNIA. On the Effective Date, the Fund will transfer to CCB Delaware all of the issued and outstanding shares of common stock of CCB California in consideration of the issuance to the Fund of 13,040,650 shares of common stock of CCB Delaware.

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     1.3 ACTIONS TO EFFECTUATE THE EXCHANGE. On the Effective Date or as soon as practicable thereafter, the respective authorized officers of CCB Delaware and Belvedere, as General Partner and on behalf of the Fund, will take such actions as may be necessary to effectuate the issuance and transfer provided for in Sections 1.1 and 1.2.

     1.4 CCB CALIFORNIA STOCK OPTION PLAN. On the Effective Date and thereafter, contingent upon the completion of the issuance and transfer provided for in Sections 1.1 and 1.2 hereof, any outstanding options to purchase shares of common stock of CCB California pursuant to the California Community Bancshares 1999 Stock Option Plan shall be converted to options to purchase shares of CCB Delaware common stock upon the same terms and conditions, adjusted to reflect the Exchange Rate.

     Section 2. APPROVALS AND CONSENTS.

     2.1 CCB DELAWARE SHAREHOLDER APPROVAL. This Agreement shall be submitted to Belvedere, in its capacity as the General Partner and on behalf of the Fund, the sole shareholder of CCB Delaware, for ratification and confirmation in accordance with applicable provisions of law.

     2.2 FUND APPROVAL. This Agreement shall be submitted to Belvedere, in its capacity as the General Partner and on behalf of the Fund, for ratification and confirmation in accordance with applicable provisions of law.

     2.3 CONSENTS UNDER CONTRACTS. Each of the parties hereto shall proceed expeditiously and cooperate in procuring all required consents, if any, under any contracts, leases or other agreements to which CCB California or Placer Sierra Bank is a party, which consents are required in connection with the consummation of the transactions contemplated by this Agreement.

     2.4 REGULATORY APPROVALS. Each of the parties hereto shall proceed expeditiously and cooperate fully in procuring all other consents and approvals, and in satisfying all other requirements, prescribed by law or otherwise, necessary or desirable for the transactions described herein to be consummated, including without limitation, the consents and approvals of the Board of Governors of the Federal Reserve System, if required, the California Department of Financial Institutions and the consents and approvals referred to in Sections 2.1, 2.2 and 2.3.

     Section 3. CONDITIONS PRECEDENT, TERMINATION AND PAYMENT OF EXPENSES

     3.1 CONDITIONS PRECEDENT. Consummation of the transactions contemplated by this Agreement is conditioned upon the following:

     (a) Ratification and confirmation of this Agreement by the sole shareholder of CCB Delaware and by Belvedere, in its capacity as the General Partner and on behalf of the Fund, in accordance with applicable provisions of law;

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     (b) Procuring all other consents and approvals and satisfying all other requirements, prescribed by law or otherwise, which are necessary for the transactions contemplated by this Agreement to be consummated, including without limitation: approval from the Commissioner of Financial Institutions of the State of California pursuant to Section 700 et seq. of the California Financial Code, any required approval from the Board of Governors of the Federal Reserve System under the Bank Holding Act of 1956, and approval, if required, from the California Commissioner of Corporations under the California Corporate Securities Law of 1968 with respect to the securities of the CCB Delaware issuable upon consummation of the transactions contemplated by this Agreement;

     (c) There shall have been received (unless waived by each of the parties hereto) an opinion in form and substance satisfactory to each of the parties hereto and their counsel, with respect to the tax consequences to the parties and their shareholder of the transactions described herein; and

     (d) Performance by each of the parties hereto of all obligations under this Agreement which are to be performed prior to the consummation of the transactions contemplated by this Agreement.

     3.2 TERMINATION OF THE AGREEMENT. Notwithstanding that this Agreement may have already been approved by the sole shareholder of CCB Delaware and Belvedere, in its capacity as the General Partner and on behalf of the Fund, this Agreement may be terminated prior to the consummation of the transactions contemplated by this Agreement:

     (a) By mutual written consent of Belvedere and the Board of Directors of CCB Delaware;

     (b) In the event that any condition specified in Section 3.1 cannot be fulfilled, or prior to the consummation of the transactions contemplated by this Agreement Belvedere or the Board of Directors of CCB Delaware reaches any of the following determinations:

         (i) Any action, suit, proceeding or claim relating to the consummation of the transactions contemplated by this Agreement, whether initiated or threatened, makes consummation of the such transactions inadvisable; or

         (ii) Consummation of the transactions contemplated by this Agreement is inadvisable for any other reason;

         (iii) By either party if the transactions contemplated by this Agreement have not been consummated by January 31, 1999.

     3.3 EFFECT OF TERMINATION. Upon termination, this Agreement shall be void and of no further effect, and there shall be no liability by reason of this Agreement or the termination thereof on the part of either of the parties hereto or their respective directors, officers, employees, agents or shareholders.


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     3.4 EXPENSES. All of the expenses of the transactions contemplated by this
Agreement shall be borne by CCB Delaware.

     Section 4. EFFECTIVE DATE. The Effective Date of the issuance and transfer provided for in Sections 1.1 and 1.2 shall be the first business day after satisfaction of all of the conditions set forth in Section 3.1 hereof.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

                                   CALIFORNIA COMMUNITY FINANCIAL
                                   INSTITUTIONS FUND LIMITED PARTNERSHIP

                                   BY BELVEDERE CAPITAL PARTNERS LLC

                                   By    /s/ Ronald W. Bachli
                                     -------------------------------------
                                         Ronald W. Bachli, Manager

                                   By    /s/ Richard W. Decker, Jr.
                                     -------------------------------------
                                         Richard W. Decker, Jr., Manager

                                   CALIFORNIA COMMUNITY BANCSHARES, INC.,
                                   A DELAWARE CORPORATION

                                   By    /s/ Richard W. Decker, Jr.
                                     -------------------------------------
                                         Richard W. Decker, Jr., Chairman

                                   By    /s/ J. Thomas Byrom
                                     -------------------------------------
                                         J. Thomas Byrom, Secretary


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